EXHIBIT (k)

CONSENT OF COUNSEL

Home Office: Harrison, NY Administrative Office: 6400 C Street SW Cedar Rapids, IA 52499

April 27, 2023

Transamerica Financial Life Insurance Company

6400 C Street SW

Cedar Rapids, Iowa 52499

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 by Transamerica Financial Life Insurance Company and TFLIC Pooled Account No. 44 with the Securities and Exchange Commission covering group and individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.

Transamerica Financial Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue group and individual variable annuity contracts by the Department of Insurance of the State of New York.

2.	TFLIC Pooled Account No. 44 is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.

3.

The group and individual variable annuity contracts have been duly authorized by Transamerica Financial Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/s/ Brian Stallworth
Brian Stallworth
Assistant Secretary